Exhibit 99.1

FOR IMMEDIATE RELEASE Teton Energy Corporation 600 17th Street, Suite 1600 North Denver, CO 80202-4444

Company contact:
Jonathan Bloomfield
(720) 880-6325
jbloomfield@teton-energy.com
www.teton-energy.com

Teton Energy Corporation Announces
Executive Appointments

DENVER, July 6, 2009.  Teton Energy Corporation (“Teton” or the “Company”) (NASDAQ:TEC) today announced that it has appointed Jonathan Bloomfield as Executive Vice President and Chief Financial Officer and Natasha Nightengale as Principal Accounting Officer and Controller.

Mr. Bloomfield joined the Company in March 2008, and since that time has served as the Company’s Director of Strategic Planning and Manager of Financial Planning.  Prior to joining the Company, from 2004 to 2008 Mr. Bloomfield served as Manager of Financial Planning and Analysis at Gunnison Energy Corporation, a Denver-based privately owned exploration and production company.   From 2001 to 2004, he performed investor relations and corporate finance duties for Westport Resources Corporation, until its merger with Kerr-McGee Corporation in 2004.  Mr. Bloomfield earned a Masters of Finance degree from the University of Colorado-Denver and earned a B.S. degree in economics and business from the Colorado School of Mines.

Ms. Nightengale is a CPA and joined Teton in June of 2008 as Assistant Controller.  From 2004 to 2008, Ms. Nightengale held a variety of positions at PriceWaterhouseCoopers most recently serving as Senior Associate.  Ms. Nightengale has a Bachelors of Business Administration and Accounting degree from the University of Kansas.

Dominic J. Bazile II, President and Chief Operating Officer of Teton commented, “I am excited to be joined by Jonathan and Natasha as we embark upon the next phase of Teton’s strategy of becoming operator of all of our assets.  These appointments enable us to manage Teton through the next level of its life cycle.  I value their ability to successfully manage the financial responsibilities of our business and their in-depth knowledge of Teton’s assets.”

Commented James J. Woodcock, Company Chairman and Interim CEO, “The Board is extremely pleased that Mr. Bloomfield and Ms. Nightengale have accepted the appointments to these new positions.  Their energy, enthusiasm, and experience will be critical as we move the Company forward.”

Company Description:  Teton Energy Corporation is an independent oil and gas exploration and production company focused on the acquisition, exploration and development of North American properties. The Company’s current operations are concentrated in the prolific Rocky Mountain and Mid-continent regions of the U.S.  Teton has leasehold interests in the Central Kansas Uplift, eastern Denver-Julesburg Basin in Colorado and the Big Horn Basin in Wyoming.  Teton is headquartered in Denver, Colorado.  For more information about Teton, please visit the Company's website at www.teton-energy.com.

Forward-Looking Statements:  This news release contains certain forward-looking statements, including declarations regarding Teton’s and its subsidiaries’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on Teton and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.  Reserve estimates are also subject to numerous uncertainties inherent in the estimation of quantities of proved and probable reserves, the projection of future rates of production and the timing of development expenditures. The accuracy of these estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve estimates are imprecise and should be expected to change as additional information becomes available.  Estimates of economically recoverable reserves and of future net cash flows prepared by different engineers or by the same engineers at different times may vary substantially.  Results of subsequent drilling, testing and production may cause either upward or downward revisions of previous estimates.  In addition, the estimates of future net revenues from proved reserves and the present value of those reserves are based upon certain assumptions about production levels, prices and costs, which may not be correct.  Further, the volumes considered to be commercially recoverable fluctuate with changes in prices and operating costs.  More information about potential factors that could affect the Company's operating and financial results are included in Teton's Annual Report on Form 10-K for the year ended December 31, 2008.  Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge upon request from the Company.

www.teton-energy.com